Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Michael Walsh	Marilynn Meek – General Information
Senior Vice President, Finance	(212) 827-3773
(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES, INC. ANNOUNCES

THIRD QUARTER 2008 RESULTS

Reports diluted FFO per share of $1.13	Reports diluted EPS of $0.40

BOSTON, MA, October 28, 2008 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the third quarter ended September 30, 2008.

Funds from Operations (FFO) for the quarter ended September 30, 2008 were $137.9 million, or $1.15 per share basic and $1.13 per share diluted. This compares to FFO for the quarter ended September 30, 2007 of $139.1 million, or $1.17 per share basic and $1.15 per share diluted, after a supplemental adjustment to exclude the loss from early extinguishment of debt associated with the sale of real estate. FFO for the quarter ended September 30, 2008 includes non-cash charges of (1) $0.15 per share on a diluted basis related to the establishment of reserves for the accrued straight-line rent balances associated with the Company’s leases with Lehman Brothers Inc. and the law firm of Heller Ehrman LLP and (2) $0.04 per share on a diluted basis related to the partial ineffectiveness of the Company’s interest rate hedging contracts. FFO for the quarter ended September 30, 2007 includes the write-off of costs related to an abandoned suburban development project of $0.03 per share on a diluted basis. The loss from early extinguishment of debt associated with the sale of real estate was $0.02 per share on a diluted basis for the quarter ended September 30, 2007. The weighted average number of basic and diluted shares outstanding totaled 119,832,474 and 122,830,104, respectively, for the quarter ended September 30, 2008 and 119,010,269 and 122,298,400 respectively, for the quarter ended September 30, 2007.

Net income available to common shareholders was $48.5 million for the quarter ended September 30, 2008, compared to $242.4 million for the quarter ended September 30, 2007. Net income available to common shareholders per share (EPS) for the quarter ended September 30, 2008 was $0.40 basic and $0.40 on a diluted basis. This compares to EPS for the third quarter of 2007 of $2.02 basic and $1.99 on a diluted basis. EPS for the quarter ended September 30, 2007 includes $1.39, on a diluted basis, related to gains on sales of real estate and discontinued operations. The gain on sales of real estate for the quarter ended September 30, 2007 resulted from the sale of Democracy Center for a gross sale price of $280.5 million.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter ended September 30, 2008. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of September 30, 2008, the Company’s portfolio consisted of 146 properties comprising approximately 48.5 million square feet, including 14 properties under construction totaling 4.4 million square feet and one hotel. The overall percentage of leased space for the 131 properties in service as of September 30, 2008 was 95.0%.

Significant events during the third quarter included:

•

On July 21, 2008, the Company’s Operating Partnership utilized an accordion feature under its unsecured revolving credit facility with a consortium of lenders to increase the current maximum borrowing amount under the facility from $923.3 million to $1.0 billion. All other material terms under the facility remain unchanged.

•

On July 31, 2008, the Company cash-settled at maturity its two remaining treasury lock contracts and one forward-starting interest rate swap contract with notional amounts aggregating $100.0 million and made aggregate cash payments to the counterparties totaling approximately $3.9 million. On September 2, 2008, the Company cash-settled its remaining forward-starting interest rate swap contracts with notional amounts aggregating $100.0 million and made aggregate cash payments to the counterparties totaling approximately $6.0 million. On September 9, 2008, the Company executed an interest rate lock agreement with lenders at a fixed rate of 6.10% per annum for an eight-year, $375.0 million loan collateralized by its Four Embarcadero Center property located in San Francisco, California. The Company’s interest rate hedging program contemplated a financing with a ten-year term and, as a result, under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Company recognized a net derivative loss of approximately $6.3 million representing the partial ineffectiveness of its interest rate contracts. The expected financing is expected to close in the fourth quarter of 2008. There can be no assurance that the financing will close on the terms currently contemplated or at all.

•

On August 12, 2008, the Company completed the acquisitions of 540 Madison Avenue and Two Grand Central Tower located in New York City, New York for an aggregate purchase price of approximately $705.0 million, including $309.9 million of assumed indebtedness. On August 13, 2008, the Company completed the acquisition of 125 West 55th Street also located in New York City, New York for a purchase price of approximately $444.0 million, including $263.5 million of assumed indebtedness. Each acquisition was completed through a joint venture among the Company, US Real Estate Opportunities I, L.P., which is a partnership managed by Goldman Sachs, and Meraas Capital LLC, a Dubai-based private equity firm. The Company has a 60% interest in each venture and provides customary property management and leasing services for the ventures. The acquisitions were financed with cash contributions from the ventures’ partners aggregating approximately $575.6 million and the assumption of approximately $573.4 million of secured and mezzanine loans. The debt that was assumed as part of the transactions consists of the following:

•	540 Madison Avenue—two secured loans having an aggregate principal amount of $119.9 million and a weighted-average fixed interest rate of 5.20% per annum, each of which matures in July 2013;

•	Two Grand Central Tower—a $190.0 million secured loan having a fixed interest rate of 5.10% per annum, which matures in July 2010; and

•	125 West 55th Street—$263.5 million of secured and mezzanine loans having a weighted-average fixed interest rate of 6.25% per annum, all of which mature in March 2010.

•

On August 19, 2008, the Company’s Operating Partnership completed an offering of $747.5 million in aggregate principal amount (including $97.5 million as a result of the exercise by the initial purchasers of their over-allotment option) of its 3.625% exchangeable senior notes due 2014. The notes were priced at 99.0% of their face amount, resulting in aggregate net proceeds to the Company, after deducting the initial purchasers’ discounts and offering expenses, of approximately $731.6 million, resulting in an effective interest rate of approximately 4.057% per annum. The notes mature on February 15, 2014, unless earlier repurchased, exchanged or redeemed. The notes may be exchanged prior to the close of business on the scheduled trading day immediately preceding January 1, 2014 into cash and, at the Operating Partnership’s option, shares of the Company’s common stock at an initial exchange rate of 8.5051 shares per $1,000 principal amount of notes (or an initial exchange price of approximately $117.58 per share of the Company’s common stock). The notes were issued in an offering exempt from registration under the Securities Act of 1933. In addition, in connection with the offering, the Company entered into capped call transactions with affiliates of certain of the initial purchasers, which are intended to reduce the potential dilution upon future exchange of the Notes. The capped call transactions are expected to have the effect of increasing the effective exchange price to the Company of the Notes from $117.58 to approximately $137.17 per share, representing an overall effective premium of approximately 40% over the closing price of $97.98 per share of the Company’s common stock on August 13, 2008. The net cost of the capped call transactions was approximately $44.4 million.

•

On September 10, 2008, the Company used available cash to repay the mortgage loan collateralized by its One and Two Embarcadero Center properties located in San Francisco, California totaling approximately $274.8 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 6.74% per annum and was scheduled to mature on December 10, 2008.

•

On September 26, 2008, the Company acquired from National Public Radio (“NPR”) its headquarters building at 635 Massachusetts Avenue (the “NPR Building”) comprised of approximately 211,000 net rentable square feet located in Washington, DC for a purchase price of approximately $119.5 million in cash. In addition, the Company and NPR have entered into a development management agreement whereby the Company will act as development manager for NPR’s new headquarters building on NPR-owned land at 1111 North Capitol Street in Washington, DC. NPR and the Company have entered into a lease for the NPR Building for a five-year term at the conclusion of which NPR will occupy its new headquarters. Following the expiration of the lease with NPR, the Company expects to redevelop the NPR Building site into a Class A office property comprised of approximately 450,000 net rentable square feet.

•

During the quarter ended September 30, 2008, the Company recognized reserves for the full amount of the accrued straight-line rent balances associated with the Company’s leases in New York City with Lehman Brothers Inc. and the law firm of Heller Ehrman LLP, totaling approximately $13.2 million and $7.8 million, respectively.

EPS and FFO per Share Guidance:

The Company’s guidance for the fourth quarter 2008 and full year 2009 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below.

	Fourth Quarter 2008			Full Year 2009
	Low	-	High	Low	-	High
Projected EPS (diluted)	$0.60	-	$0.64	$1.72	-	$1.97
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.75	-	0.75	3.00	-	3.00
Less:
Projected Company Share of Gains on Sales of Real Estate	0.01	-	0.01	0.07	-	0.07
Projected FFO per Share (diluted)	$1.34	-	$1.38	$4.65	-	$4.90

Except as described below, the foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and previously disclosed. The guidance for the fourth quarter 2008 does not include the additional non-cash interest expense resulting from the change in accounting for convertible debt instruments that is more fully described in the next paragraph, but the guidance for the full year 2009 does include the impact of such accounting rule change. In addition, the estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

On May 9, 2008, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) that requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP No. APB 14-1 requires that the initial proceeds from the sale of Boston Properties Limited Partnership’s $862.5 million of 2.875% exchangeable senior notes due 2037, $450.0 million of 3.75% exchangeable senior notes due 2036 and $747.5 million of 3.625% exchangeable senior notes due 2014 be allocated between a liability component and an equity component in a manner that reflects interest expense at the interest rate of similar nonconvertible debt. The resulting debt discount will be amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption dates) as additional non-cash interest expense. Based on the Company’s understanding of the application of FSP No. APB 14-1, this will result in an aggregate of approximately $0.15 - $0.16 per share (net of incremental capitalized interest) of additional non-cash interest expense for fiscal 2008 and approximately $0.21 - $0.22 per share for fiscal 2009. Excluding the impact of capitalized interest, the additional non-cash interest expense will be approximately $0.19 - $0.20 per share for fiscal 2008 and approximately $0.27 - $0.28 per share for fiscal 2009. The additional non-cash interest expense (before netting) will increase in subsequent reporting periods through the first optional redemption dates as the debt accretes to its par value over the same period. FSP No. APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. Upon adoption, FSP No. APB 14-1 requires companies to retrospectively apply the requirements of the pronouncement to all periods presented. The guidance for fiscal 2008 set forth in the table above does not include the impact of FSP No. APB 14-1 as the Company is not permitted to early adopt the pronouncement. However, commencing in 2009, the Company will present prior period comparative results reflecting the impact of FSP No. APB 14-1.

Boston Properties will host a conference call on Wednesday, October 29, 2008 at 10:00 AM Eastern Time, open to the general public, to discuss the third quarter 2008 results, the fourth quarter 2008 and fiscal 2009 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (800) 240-4186 (Domestic) or (303) 262-2075 (International); no passcode required. A replay of the conference call will be available through November 5, 2008, by dialing (800) 405-2236 (Domestic) or (303) 590-3000 (International) and entering the passcode 11120266. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ third quarter 2008 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, D.C., San Francisco and Princeton, N.J.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effectiveness of our interest rate hedging program, the ability of our joint venture partners to satisfy their obligations, the effects of local economic and market conditions, the effects of acquisitions and dispositions (including possible impairment charges) on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the fourth quarter 2008 and full fiscal year 2009, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in thousands, except for per share amounts)
	(unaudited)
Revenue
Rental:
Base rent	$266,205	$268,277	$828,671	$807,221
Recoveries from tenants	55,968	44,934	154,700	138,003
Parking and other	16,624	16,328	50,442	48,137

Total rental revenue	338,797	329,539	1,033,813	993,361
Hotel revenue	8,482	8,646	24,714	24,690
Development and management services	9,557	5,318	21,494	15,175
Interest and other	212	25,081	16,106	68,274

Total revenue	357,048	368,584	1,096,127	1,101,500

Expenses
Operating:
Rental	127,715	113,506	364,551	339,375
Hotel	6,318	6,275	18,664	18,706
General and administrative	18,758	20,189	55,813	53,288
Interest	68,308	69,929	200,711	217,598
Depreciation and amortization	75,321	70,916	224,381	214,609
Net derivative losses	6,318	—	9,849	—
Losses from early extinguishments of debt	—	2,695	—	3,417

Total expenses	302,738	283,510	873,969	846,993

Income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	54,310	85,074	222,158	254,507
Minority interests in property partnerships	(525)	—	(1,570)	—
Income from unconsolidated joint ventures	2,644	1,390	5,541	19,623

Income before minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	56,429	86,464	226,129	274,130
Minority interest in Operating Partnership	(9,420)	(13,946)	(36,486)	(41,754)

Income before gains on sales of real estate and discontinued operations	47,009	72,518	189,643	232,376
Gains on sales of real estate, net of minority interest	1,497	168,495	26,823	788,855

Income before discontinued operations	48,506	241,013	216,466	1,021,231
Discontinued operations:
Income from discontinued operations, net of minority interest	—	1,357	—	5,342
Gains on sales of real estate from discontinued operations, net of minority interest	—	—	—	173,899

Net income available to common shareholders	$48,506	$242,370	$216,466	$1,200,472

Basic earnings per common share:
Income available to common shareholders before discontinued operations	$0.40	$2.01	$1.81	$8.50
Discontinued operations, net of minority interest	—	0.01	—	1.51

Net income available to common shareholders	$0.40	$2.02	$1.81	$10.01

Weighted average number of common shares outstanding	119,832	119,010	119,708	118,715

Diluted earnings per common share:
Income available to common shareholders before discontinued operations	$0.40	$1.98	$1.79	$8.36
Discontinued operations, net of minority interest	—	0.01	—	1.48

Net income available to common shareholders	$0.40	$1.99	$1.79	$9.84

Weighted average number of common and common equivalent shares outstanding	121,369	120,655	121,236	120,760

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(in thousands, except for share amounts)
	(unaudited)
ASSETS
Real estate	$9,434,884	$9,077,528
Real estate held for sale, net	—	221,606
Construction in progress	813,404	700,762
Land held for future development	253,891	249,999
Less: accumulated depreciation	(1,710,875)	(1,531,707)

Total real estate	8,791,304	8,718,188
Cash and cash equivalents	55,597	1,506,921
Cash held in escrows	34,311	186,839
Marketable securities	16,160	22,584
Tenant and other receivables, net of allowance for doubtful accounts of $3,821 and $1,901, respectively	57,554	58,074
Note receivable	270,000	—
Accrued rental income, net of allowance of $22,613 and $829, respectively	316,411	300,594
Deferred charges, net	314,562	287,199
Prepaid expenses and other assets	44,039	30,566
Investments in unconsolidated joint ventures	973,396	81,672

Total assets	$10,873,334	$11,192,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$2,282,699	$2,726,127
Unsecured senior notes, net of discount	1,472,258	1,471,913
Unsecured exchangeable senior notes, net of discount	2,037,506	1,294,126
Unsecured line of credit	319,000	—
Accounts payable and accrued expenses	164,986	145,692
Dividends and distributions payable	96,491	944,870
Accrued interest payable	48,705	54,487
Other liabilities	167,646	232,705

Total liabilities	6,589,291	6,869,920

Commitments and contingencies	—	—

Minority interests	639,171	653,892

Stockholders’ equity:
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 119,930,768 and 119,581,385 shares issued and 119,851,868 and 119,502,485 shares outstanding in 2008 and 2007, respectively	1,199	1,195
Additional paid-in capital	3,317,358	3,305,219
Earnings in excess of dividends	366,482	394,324
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(37,445)	(29,191)

Total stockholders’ equity	3,644,872	3,668,825

Total liabilities and stockholders’ equity	$10,873,334	$11,192,637

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in thousands, except for per share amounts)
	(unaudited)
Net income available to common shareholders	$48,506	$242,370	$216,466	$1,200,472

Add:
Minority interest in Operating Partnership	9,420	13,946	36,486	41,754
Minority interests in property partnerships	525	—	1,570	—
Less:
Income from unconsolidated joint ventures	2,644	1,390	5,541	19,623
Gains on sales of real estate, net of minority interest	1,497	168,495	26,823	788,855
Income from discontinued operations, net of minority interest	—	1,357	—	5,342
Gains on sales of real estate from discontinued operations, net of minority interest	—	—	—	173,899

Income before minority interests in property partnerships, income from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	54,310	85,074	222,158	254,507

Add:
Real estate depreciation and amortization (2)	106,475	73,195	266,932	222,329
Income from discontinued operations	—	1,589	—	6,264
Income from unconsolidated joint ventures (3)	2,644	1,390	5,541	4,170
Less:
Minority interests in property partnerships' share of funds from operations	1,013	—	3,052	—
Preferred distributions (4)	931	1,054	2,785	3,340

Funds from operations (FFO)	161,485	160,194	488,794	483,930

Add:
Losses from early extinguishments of debt associated with the sales of real estate	—	2,675	—	2,675

Funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	161,485	162,869	488,794	486,605

Less:
Minority interest in the Operating Partnership’s share of funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	23,540	23,815	71,180	71,609

Funds from operations available to common shareholders after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$137,945	$139,054	$417,614	$414,996

Our percentage share of funds from operations—basic	85.42%	85.38%	85.44%	85.28%

Weighted average shares outstanding—basic	119,832	119,010	119,708	118,715

FFO per share basic after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$1.15	$1.17	$3.49	$3.50

FFO per share basic	$1.15	$1.15	$3.49	$3.48

Weighted average shares outstanding—diluted	122,830	122,298	122,697	122,506

FFO per share diluted after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$1.13	$1.15	$3.44	$3.43

FFO per share diluted	$1.13	$1.13	$3.44	$3.41

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO after a specific and defined supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate. The adjustment to exclude losses from early extinguishments of debt results when the sale of real estate encumbered by debt requires us to pay the extinguishment costs prior to the debt’s stated maturity and to write-off unamortized loan costs at the date of the extinguishment.  Such costs are excluded from the gains on sales of real estate reported in accordance with GAAP.  However, we view the losses from early extinguishments of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

Although our FFO as adjusted clearly differs from NAREIT’s definition of FFO, and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding the effects of the losses from early extinguishments of debt associated with the sales of real estate, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Neither FFO nor FFO as adjusted should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. Neither FFO nor FFO as adjusted represents cash generated from operating activities determined in accordance with GAAP, and neither is a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $75,321, $70,916, $224,381 and $214,609, our share of unconsolidated joint venture real estate depreciation and amortization of $31,669, $1,989, $43,904 and $6,173 and depreciation and amortization from discontinued operations of $0, $700, $0 and $2,714, less corporate-related depreciation and amortization of $515, $410, $1,353 and $1,167 for the three months and nine months ended September 30, 2008 and 2007, respectively.
(3)	Excludes approximately $15.5 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale of Worldgate Plaza for the nine months ended September 30, 2007.
(4)	Excludes an adjustment of approximately $3.1 million for the nine months ended September 30, 2007 to the income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividend that followed previously completed sales of real estate.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	September 30, 2008	December 31, 2007
Greater Boston	92.4%	93.3%
Greater Washington, D.C.	98.4%	99.1%
Midtown Manhattan	98.9%	99.5%
Princeton/East Brunswick, NJ	83.9%	83.3%
Greater San Francisco	92.3%	91.1%

Total Portfolio	95.0%	94.9%

	% Leased by Type
	September 30, 2008	December 31, 2007
Class A Office Portfolio	95.7%	95.4%
Office/Technical Portfolio	81.9%	86.1%

Total Portfolio	95.0%	94.9%